Exhibit 99.1

FOR IMMEDIATE RELEASE	October 13, 2005

MESABA AVIATION FILES FOR CHAPTER 11

REORGANIZATION TO EXPEDITE RESTRUCTURING

Mesaba will continue normal operations

EAGAN, Minn. (October 13, 2005) – Mesaba Aviation, Inc., a subsidiary company of MAIR Holdings, Inc. (NASDAQ: MAIR), today announced it has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Minnesota.

The company emphasized that it will continue its regular operations to serve customers, honor tickets, and operate its schedule as a Northwest Airlink partner.

“This was a difficult but necessary step; Northwest’s actions since filing bankruptcy along with the continuing distress affecting the entire industry requires us to change and to do so quickly,” said John Spanjers, Mesaba Airlines president and chief operating officer. “The changes imposed on us by Northwest since its filing in September have left us with insufficient revenues to support our cost structure.

“This work will be invisible to our passengers,” Spanjers continued.  “As we go through this process, we will remain focused on delivering the highest levels of safety, reliability and service that our passengers have come to expect from us.”

Prior to its filing, Northwest on September 12th failed to make a semi-monthly payment of approximately $18.5 million due to Mesaba under the Airline Services Agreement (ASA) for services rendered in the last half of August. On the following payment due dates of September 26 and October 11, Northwest made partial payments of $1.6 million and $15.7 million respectively. As a result, Mesaba has a net unsecured claim of approximately $30 million in the Northwest Chapter 11 case.

In addition, Northwest has advised Mesaba that it intends to reduce the number of Avro and Saab aircraft in Mesaba’s fleet and that Mesaba should count on receiving only two of the fifteen new CRJ aircraft committed under the ASA.  Further, Northwest also has notified Mesaba of Northwest’s intent to terminate the sub-leases on all 35 of the Avros.

“The combination of the loss of $30 million of revenue and the reduction in our fleet size by at least 28 percent has left us with no choice but to take this difficult step,” Spanjers said. “We view bankruptcy as a last resort, but a necessary one because no other alternatives would allow us to change as rapidly as we need to.”

“We worked hard to avoid Chapter 11, but we firmly believe this action affords us the best opportunity to restructure our finances and to be successful over the long run,” Spanjers added. “We have valuable assets, including our dedicated employees who continue to focus on operating a safe, reliable airline. We plan to emerge from this Chapter 11 case as a lean and competitive regional carrier flying for Northwest or other major airlines.”

MAIR Holdings, Mesaba’s parent company, supports the airline’s decision to pursue restructuring through the Chapter 11 process and has, in fact, offered to extend debtor-in-possession financing to Mesaba.

For further information regarding Mesaba’s restructuring, visit www.mesaba-restructuring.com.

ABOUT MESABA AVIATION

Mesaba Aviation, Inc., d/b/a Mesaba Airlines, operates as a Northwest Airlink partner under the new service agreement with Northwest Airlines. Mesaba Aviation serves 109 cities in 29 states and Canada from Northwest’s and Mesaba Aviation’s three major hubs: Detroit, Minneapolis/St. Paul, and Memphis. Mesaba Aviation operates an advanced fleet of 98 regional jet and jet-prop aircraft, consisting of the 69-passenger Avro RJ85 and the 30- 34-passenger Saab SF340.  More information about Mesaba Airlines is available on the Internet at: www.mesaba.com.

ABOUT MAIR HOLDINGS

MAIR Holdings’ primary business units are its regional airline subsidiary Mesaba Aviation, Inc., d/b/a Mesaba Airlines, and its regional airline subsidiary Big Sky Transportation Co., d/b/a Big Sky Airlines.  MAIR Holdings, Inc. is traded under the symbol MAIR on the NASDAQ National Market.  More information about MAIR Holdings is available on the Internet at www.mairholdings.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual developments will be those anticipated by MAIR Holdings, Inc. Actual results could differ materially from those projected because of a number of factors, some of which MAIR Holdings, Inc. cannot predict or control.  For a discussion of some of these factors, please see the ‘Cautionary Note Regarding Forward-Looking Statements’ and ‘Certain Risk Factors Relating to the Company and the Airline Industry’ in the company’s Annual Report on Form 10-K for the year ended March 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

For more information, contact Elizabeth Costello at (651) 367-5264.

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